Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS THIRD QUARTER EARNINGS AND REVIEWS 2009 MARKETS

November 7, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its third quarter 2008 earnings were $0.16 per share, versus the $0.04 per share reported in the third quarter of 2007.  In addition to the direct effect on operations of hurricanes Gustav and Ike, TETRA incurred approximately $10.0 million ($0.09 per share, after tax) of net charges for items in the third quarter of 2008, the majority of which related to the hurricanes. All financial data in the text portion of this release are reported in US dollars, are before discontinued operations and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended September 30, 2008 were $249,099,000 versus $238,858,000 in the third quarter of 2007. Total gross profit was $43,708,000 in the third quarter of 2008 versus $35,650,000 in the third quarter of 2007. Income before discontinued operations was $12,118,000 in the third quarter of 2008 versus $3,046,000 in the comparable period of 2007. Net income was $11,657,000 in 2008’s third quarter versus $3,862,000 in 2007’s third quarter.

Consolidated results per share from continuing operations for the third quarter of 2008 were earnings of $0.16 with 76,316,000 weighted average diluted common shares outstanding versus $0.04 with 76,351,000 weighted average diluted common shares outstanding in the third quarter of 2007.

Divisional pretax earnings from continuing operations in the third quarter of 2008 versus the third quarter of 2007 were: Fluids Division – $1,895,000 in 3Q 2008 and $319,000 in 3Q 2007; Well Abandonment & Decommissioning Services (WA&D Services) – $9,793,000 in 3Q 2008 and $2,743,000 in 3Q 2007; Maritech – $1,814,000 in 3Q 2008 and $1,668,000 in 3Q 2007; and, Production Enhancement Division – $16,166,000 in 3Q 2008 and  $13,540,000 in 3Q 2007.

Financial data aggregating the first nine months of 2008, comparable data for 2007 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “While the results of our third quarter are discussed in this press release, recent developments have given rise to three main questions: will the lower oil and gas prices and the associated assumed reduction in drilling activity significantly impact TETRA; how much financial flexibility does TETRA have under its existing credit arrangements; and, did the recent hurricanes permanently damage TETRA’s operations? We believe that our oil and gas service businesses (which excludes our Maritech production business), in the aggregate, should not be dramatically impacted by the slowdown we anticipate in domestic drilling activities caused by lower commodity prices. In part, this reflects the fact that some of our business units are not tied to the drilling cycle. Secondly, as of the end of the third quarter, TETRA had approximately $200 million of unused borrowing capacity under its revolving bank line, which expires June 26, 2011, and has no term debt coming due until September 30, 2011. To increase our financial flexibility, we intend to reduce our Maritech exploitation CapEx during 2009. Finally, our Fluids, Well Abandonment & Decommissioning (WA&D) Services, and Maritech units each saw curtailed activity due to the 2008 hurricanes. In 2009, the only direct residual effects which we expect from the storms will be a decrease in Maritech production from destroyed platforms (most of which is expected to be redrilled and producing in 2010), and an increase in activity for our WA&D Services business unit. Also, due to the anticipated reduction in Maritech’s cash flow, Maritech will fund less exploitation in 2009. We will address segment details regarding 2009, later in this release.

“After reporting a record second quarter and experiencing relatively strong activity in July and August, Hurricanes Gustav and Ike dramatically impacted third quarter earnings. The storms shut down Fluids in the Gulf of Mexico, WA&D Services, and Maritech operations for long stretches; they destroyed some Maritech production platforms; we began incurring costs for deductibles under our insurance coverage; and, we increased certain asset retirement obligations because similar costs arising from Hurricanes Katrina and Rita have yet to be recovered from our insurers. We expect that the residual effects from these items will lessen in 2008’s fourth quarter, and except for deferred production in Maritech, are expected to be essentially eliminated in 2009.

“In addition to the reduction in activity caused by hurricanes in the third quarter, TETRA incurred slightly over $10.0 million of charges in the quarter. The vast majority of these charges were storm related, and the largest portion of these were increases in asset retirement obligations related to the downed platforms. While we believe that many of these downed platform costs are covered by our insurance, we have yet to be paid for similar costs incurred in the 2005 storms, and have therefore increased the asset retirement obligations associated with these properties (however, we will continue to seek full repayment from our insurance carriers). Of the approximate $10.0 million of charges, $1.6 million are deductibles that will not be recoverable under our insurance policies. We expect to incur additional deductible charges in the fourth quarter of 2008.

“While we will not give earnings guidance for 2009 until after we have completed our budget in late 2008, we can indicate whether we believe the recent commodity price reductions and the hurricanes have changed our internal 2009 outlook, as discussed below.

Well Abandonment & Decommissioning Services

“The hurricanes reduced our activities in September and early October. This business component essentially broke even in September. Normally, due to a seasonal dramatic slowdown in utilization, our profits in the first and fourth quarters should be much reduced from profits reported in our second and third quarters, in this segment. Prior to the storms, gross margin percentage for the months of July and August was approximately equal to the level attained in the much improved second quarter of 2008. We believe that hurricane related assessment work, repairs, and eventually, well abandonment and decommissioning on the affected wells and platforms, will augment our ‘normal seasonal activities’ to create a better environment than we had previously anticipated for this business segment in our 2008 fourth quarter, and well into 2009. In particular, we expect higher than previously expected utilization in our diving, cutting, and heavy-lift operations. As an indication of this, EPIC Diving recently set an all-time record for daily utilization of its divers.

Fluids

“The hurricanes negatively affected third quarter profits for this segment in a significant manner. With our customers concentrating first on shutting down operations for the storms, and then returning existing wells to production before completing newer wells, our fourth quarter of 2008 should also be negatively impacted by the hurricane aftermath. However, TETRA’s expected fluids growth in 2009 and beyond was and is predicated primarily on deepwater Gulf of Mexico (GOM) and international expansion. During the quarter, we were awarded additional deepwater GOM work from two groups that are expected to begin drilling in 2009. We are still pursuing more contracts for future GOM deepwater and ultra-deepwater activity. Since delaying large international or deepwater projects too long can create huge cost issues for our customers, we continue to believe that we will see many of these already awarded projects begin completion operations sometime during 2009. Therefore, our expectations for our 2009 Fluids operations have not been dramatically changed by the recent storms and the lower commodity prices.

Production Enhancement

“TETRA experienced only a modest impact from the hurricanes in our testing business in the third quarter. Although we have not seen any signs of it yet, we would anticipate a somewhat weaker domestic market in 2009, given the expected slowdown in aggregate drilling, precipitated by the falling commodity prices. Fortunately, much of our anticipated 2009 growth is derived from new or expanded contracts in international areas. We continue to believe that our international testing business will increase in 2009. In the aggregate, while we believe that our 2009 testing revenues will be less than we might have anticipated three months ago, they are still expected to show increases year-over-year.

“Compressco was essentially unaffected by the hurricanes and again showed year-over-year profit growth in the third quarter.

“Gross margin percentage for this division in the third quarter exceeded the levels attained in the second quarter of 2008, indicating that the hurricanes had a negligible impact on this division.

Maritech

“As is evident from our third quarter financials, hurricanes Gustav and Ike had a significant impact on Maritech’s earnings. Virtually all of our production was shut-in for a period of time. While repairs were necessary for many of our properties, two damaged or destroyed platforms have caused longer term disruptions: a third party production platform serving our Ship Shoal (SS) 219 property; and, one of our platforms on East Cameron (EC) 328. We are currently considering a resumption of production from SS 219 by the end of the first quarter of 2009. At this time, we do not anticipate resumption of any production from EC 328 until 2010 (either from a replacement platform with associated redrilled wells or from the relatively undamaged B platform). We believe that 85% of our Timbalier Bay production and virtually all of our shut-in Main Pass production will come on-stream by the end of January 2009 (at the latest). Our only other shutdowns are relatively minor, and are generally associated with third party infrastructure.

“During the second quarter of 2008, Maritech averaged 69.7 MMCF/DE (million cubic feet a day equivalent, at 6 MCF per barrel) of production. As of the end of October, we are back to about 30 MMCF/DE. By the end of January 2009, we anticipate producing at rates of 50 to 55 MMCF/DE. We have 25 MMMBtu/D (about 25 MMCF/D) of gas hedged for 2009 at $8.96/MMBtu and 2,500 B/D of oil hedged at about $69.00/barrel. Hedges therefore equate to about 40 MMCF/DE for 2009.

“For 2009, Maritech believes it prudent to reduce capital expenditures for exploitation and optimize net cash flow, which should lower annual production and earnings. Since Maritech’s purchased production is generally bought using the then current market commodity prices, we tend to hedge these initial purchased volumes, to mitigate negative impacts from commodity price swings. This gives us cash to extinguish liabilities, but generally limits reportable earnings on these initial volumes. Our reported profits therefore generally come from our further exploitation of the properties. These incremental volumes from exploitation are normally only partially hedged, or not hedged at all, giving Maritech some earnings volatility. Prior to hurricane Ike, Maritech anticipated spending all of its 2009 operating cash flow on exploitation (to increase non-hedged production) and some well abandonment and decommissioning, which we anticipated would have resulted in an essentially cash neutral situation in 2009.

“With 2009 operating cash flow now expected to be less than previously anticipated, due to damage to EC 328 and, to a lesser degree, SS 219, and lower commodity prices on our unhedged volumes, Maritech had to make a choice. It had identified over 100 exploitation opportunities on existing owned properties (approximately 25% of which were ready for immediate investment). Three months ago, Maritech anticipated spending substantial monies in 2009 to begin development of some of these properties. However, under current circumstances, if Maritech were to undertake that level of exploitation in 2009, operating cash flow in 2009 would not equal its expenditures (due to the deferred EC 328 production and lower prices on unhedged volumes). We do not believe that we will lose many of these 100 opportunities due to a deferral of exploitation activities in 2009.

“We believe the most  prudent alternative is to try and balance cash outflow (exploitation and well abandonment and decommissioning costs), with operating cash flow. In doing this, exploitation CapEx in 2009 is expected to decrease by about two-thirds from originally anticipated levels. In combination with deferred EC 328 production, we anticipate that this deferred exploitation will reduce Maritech’s anticipated production to about 50 MMCF/DE on average for 2009. At this reduced rate, and using assumptions on unhedged volumes of slightly more than $70.00/barrel for oil and about $7.00/MCF for natural gas, Maritech is expected to report significantly reduced earnings in 2009 versus the annualized run rate in the second quarter of 2008. However, under this scenario, we believe Maritech’s cash flow should approximate its expenditures, hopefully reducing the necessity of increasing debt to fund Maritech’s activities in 2009.

“Even without commodity price improvement, we believe that Maritech could have more exploitation monies in 2010, for the following reasons:
•	the anticipated return of EC 328 production;

•	higher commodity hedges – 2,000 B/D of oil at approximately $104.00/barrel and 10 MMMBtu/D of gas at $10.27/MMBtu in 2010;

•	possible recovery of previously written off Katrina and Rita insurance receivables; and

•	possible reduction in well abandonment and decommissioning expenditures.”

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2008, expected costs associated with damage from the hurricanes and the ability to recover such costs under our insurance policies, the ability to resume operations and production from our damaged or destroyed platforms and properties, and other statements regarding our beliefs, expectations, plans, goals, future events and performance and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Geoffrey M. Hertel, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$65,399	$60,669	$229,049	$214,447
WA&D Division
WA&D Services	84,341	87,086	215,219	262,135
Maritech	51,887	57,165	184,868	157,849
Intersegment eliminations	(8,417)	(10,275)	(14,336)	(23,187)
WA&D Division total	127,811	133,976	385,751	396,797
Production Enhancement Division	56,100	45,544	164,240	126,848
Eliminations and other	(211)	(1,331)	(396)	(1,584)
Total revenues	249,099	238,858	778,644	736,508

Gross profit
Fluids Division	10,440	7,437	46,090	39,212
WA&D Division
WA&D Services	13,857	6,889	29,832	37,962
Maritech	(1,285)	3,465	26,034	23,967
Intersegment eliminations	(244)	74	303	3,977
WA&D Division total	12,328	10,428	56,169	65,906
Production Enhancement Division	21,558	17,946	62,764	49,345
Eliminations and other	(618)	(161)	(1,841)	(743)
Total gross profit	43,708	35,650	163,182	153,720

General and administrative expense	25,641	26,138	78,762	74,397
Operating income	18,067	9,512	84,420	79,323

Interest expense, net	4,217	4,305	12,966	12,514
Other expense (income)	(5,316)	857	(4,547)	(3,166)
**Income before taxes and discontinued
operations (A)	19,166	4,350	76,001	69,975
Provision for income taxes	7,048	1,304	26,372	24,417
Income before discontinued operations	12,118	3,046	49,629	45,558

Discontinued operations:
Income (loss) from discontinued operations,
net of taxes (A)	(461)	816	(1,868)	1,836

Net income	$11,657	$3,862	$47,761	$47,394

**Income before taxes and discontinued operations
Fluids Division	1,895	319	24,306	18,531
WA&D Division
WA&D Services	9,793	2,743	17,237	26,459
Maritech	1,814	1,668	26,757	21,357
Intersegment eliminations	(243)	74	303	3,977
WA&D Division total	11,364	4,485	44,297	51,793
Production Enhancement Division	16,166	13,540	48,565	37,171
Corporate overhead (includes interest)	(10,259)	(13,994)	(41,167)	(37,520)
Total	19,166	4,350	76,001	69,975

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.16	$0.04	$0.67	$0.62
Income (loss) from discontinued operations	(0.01)	0.01	(0.03)	0.03
Net income	$0.15	$0.05	$0.64	$0.65

Weighted average shares outstanding	74,613	73,969	74,388	73,401

Diluted per share information:
Income before discontinued operations	$0.16	$0.04	$0.65	$0.60
Income (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.02
Net income	$0.15	$0.05	$0.63	$0.62

Weighted average shares outstanding	76,316	76,351	75,874	75,957

Depreciation, depletion and amortization (B)	$50,393	$40,457	$134,192	$98,722

(A) Information presented for each period reflects TETRA’s Process Services, Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2008 and 2007 includes oil and gas dry hole costs and impairments under successful efforts accounting.

Balance Sheet	September 30, 2008	December 31, 2007
	(In Thousands)
Cash	$26,214	$26,051
Accounts receivable, net	204,589	215,284
Inventories	124,997	118,502
Other current assets	66,125	63,654
PP&E, net	805,269	696,391
Other assets	183,338	175,654
Total assets	$1,410,532	$1,295,536

Current liabilities	$237,151	$242,050
Long-term debt	380,572	358,024
Other long-term liabilities	274,658	247,543
Equity	518,151	447,919
Total liabilities and equity	$1,410,532	$1,295,536